EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-168252, 333-152250 and 333-111386) of RegeneRx Biopharmaceuticals, Inc. (the “Company”) of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 29, 2019, on our audits of the financial statements of RegeneRx Biopharmaceuticals, Inc. as of December 31, 2018 and 2017 and for the years then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ CohnReznick LLP

Tysons, Virginia
March 29, 2019